EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 10, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 611 (Birinyi Equity Select Trust, Series 13, Large Cap Value Strategy Portfolio 2006-4, Focus Value Portfolio, Series 21, Enhanced Index Strategies Portfolio 2006-4 and Large Cap Growth Strategy Portfolio 2006-4) as of October 10, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
October 10, 2006